Exhibit 21.1

SUBSIDIARIES OF PIPER JAFFRAY COMPANIES
(as of January 10, 2017)

Name*	State or Jurisdiction of Entity
Piper Jaffray & Co.	Delaware
Piper Jaffray EVP, LLC	Delaware
Edgeview Partners, L.P.	Delaware
Piper Jaffray European Holdings Co.	Delaware
Piper Jaffray Ltd.	United Kingdom
Simmons & Company International Limited	United Kingdom
Parallel General Partner Limited	Guernsey
Simmons Private Equity II, L.P.	Guernsey
Piper Jaffray Financial Products Inc.	Delaware
Piper Jaffray Financial Products II Inc.	Delaware
Piper Jaffray Financial Products III Inc.	Delaware
Piper Jaffray Foundation	Delaware
Piper Jaffray Lending LLC	Delaware
Piper Jaffray Private Capital Inc.	Delaware
PJC Capital LLC	Delaware
Piper Jaffray Asset Management Inc.	Delaware
Advisory Research, Inc.	Delaware
Piper Jaffray Investment Group Inc.	Delaware
Piper Jaffray Investment Management LLC	Delaware
Piper Jaffray Municipal Opportunities Fund, L.P.	Delaware
Piper Jaffray Funds Management LLC	Delaware
Piper Jaffray Municipal Opportunities Fund II, L.P.	Delaware
Piper Jaffray Senior Living, LLC	Delaware
Piper Jaffray Senior Living Fund I, L.P.	Delaware
PJC Capital Management LLC	Delaware
Piper Jaffray Merchant Banking Fund I, L.P.	Delaware
PJC Merchant Banking Partners I, LLC	Delaware
PJC Merchant Banking Partners II, LLC	Delaware
PJC Merchant Banking Partners III, LLC	Delaware
PJC Merchant Banking Partners IV, LLC	Delaware
PJC Capital Partners LLC	Delaware
Piper Jaffray Hong Kong Limited	Hong Kong
* Indentation indicates the principal parent of each subsidiary.